Exhibit 99.1

CONTACT:	Barry Susson		Tom Ryan
	Chief Financial Officer		(203) 222-9013
(215) 676-6000 X362
OR
OF:	Deb Shops, Inc.		Integrated Corporate Relations
	9401 Blue Grass Road		24 Post Road East
	Philadelphia, PA 19114		Westport, CT 06880

DEB SHOPS ANNOUNCES REVIEW OF STORE LEASE ACCOUNTING

Philadelphia, PA – March 9, 2005 – Deb Shops, Inc. (Nasdaq:DEBS), a leading teen apparel retailer, today announced that, in light of the views expressed by the Office of the Chief Accountant of the SEC in a letter dated February 7, 2005 to the American Institute of Certified Public Accountants, it is currently reviewing its accounting practices regarding the accounting for leases and related depreciation of leasehold improvements.

When accounting for leases with early-termination options, the Company has historically recorded rent expense on a straight-line basis over the initial non-cancelable lease term, beginning with the lease commencement date. Depreciation of leasehold improvements occurred over a period that may have included both the initial non-cancelable lease term and the period after the early-termination option. The Company previously believed that its historical lease accounting practices were appropriate under generally accepted accounting principles.

Additionally, like many other retailers, Deb Shops, Inc. periodically receives construction allowances from landlords which represent a reimbursement from the landlord for a portion of the leasehold improvement costs incurred by Deb Shops, Inc. Similar to restaurants and many other retail companies, Deb Shops, Inc. has consistently classified these allowances as a reduction in leasehold improvements on its balance sheet and as a reduction in capital expenditures on its statement of cash flows.

Based on an internal review and discussions with the Company’s audit committee and independent auditors, the Company has determined that it will adjust its accounting for construction allowances, reclassifying them as a deferred rent liability on the balance sheet and as an operating activity on the Company’s statement of cash flows. These allowances will be amortized over the related lease term as a reduction of rent expense, rather than as a reduction of depreciation expense.

In addition, the Company is reviewing other aspects of its lease accounting practices including the lease term used in calculating straight-line rent expense and the term used to depreciate leasehold improvements. The Company anticipates that changes in its lease accounting practices will result in the earlier recognition of annual rental expense and depreciation expense on leasehold improvements. The change is not expected to have an effect on earnings over the full term of any lease.

The Company has not yet made a final determination of the amount of any adjustments or whether such adjustments would require restatement of previously issued financial statements; however, it expects to complete its review and make its final determination about the impact of adjustments in connection with the audit of its Fiscal 2005 financial statements.

The adjustments are not expected to have any impact on the Company’s previously reported comparable store sales, net sales, cash flow, actual lease payments, or economic value of the Company’s leasehold improvements.

The date for the Company’s Fiscal 2005 earnings release and conference call will be the subject of a forthcoming press release.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company currently operates 323 specialty apparel stores in 41 states under the DEB and Tops ’n Bottoms names.

The Company has made in this release, and from time to time may otherwise make, “forward-looking statements” (as that term is defined under federal securities laws) concerning the Company’s future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company’s ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.